Exhibit 99.1
news release

NYSE: TC
TSX: TCM
July 8, 2015

Thompson Creek Reports Second Quarter 2015 Production and Sales Results

Denver, Colorado - Thompson Creek Metals Company Inc. (NYSE: TC) (TSX: TCM) (“Thompson Creek” or the “Company”) announced today production and sales results for the three and six months ended June 30, 2015. Total concentrate production for Mount Milligan for the quarter ended June 30, 2015 was 39.6 thousand dry tonnes, with 20.2 million pounds of payable copper and 59.9 thousand ounces of payable gold, which represented increases of approximately 26% and 62%, respectively, from payable copper and gold production during the second quarter of 2014. Total concentrate production for Mount Milligan for the six months ended June 30, 2015 was 69.9 thousand dry tonnes, with 35.6 million pounds of payable copper and 106.0 thousand ounces of payable gold, which represented increases of approximately 17% and 39%, respectively, from payable copper and gold production during the first six months of 2014.

	Q1 2015	Q2 2015	YTD 2015
Copper and Gold
Mount Milligan Mine
Average Daily Mill Throughput (tonnes)	39,569	44,940	42,269
Mill Availability (%)	87.3%	91.2%	89.3%

Copper ore grade (%)	0.26%	0.28%	0.27%
Copper recovery (%)	79.3%	85.5%	82.7%
Copper payable production (million lbs)	15.4	20.2	35.6
Copper sold (million lbs)	14.8	21.2	36.0

Gold ore grade (g per tonne)	0.63	0.65	0.64
Gold recovery (%)	66.7%	72.7%	70.0%
Gold payable production (000's ounces)	46.1	59.9	106.0
Gold sold (000's ounces)	36.8	57.9	94.7

Molybdenum Sold
Company Mines
Molybdenum sold (million lbs)	2.5	0.6	3.1
Third-Party Sourced	1.8	1.6	3.4
Total Molybdenum Sold (million lbs)	4.3	2.2	6.5

Jacques Perron, President and Chief Executive Officer of Thompson Creek, said, “During the second quarter of 2015, we achieved our highest average daily mill throughput on a quarterly basis of 44,940 tonnes, and for May and June averaged 49,913 tonnes. Recoveries steadily improved during the quarter, averaging 85.5% for copper and 72.7% for gold. Additional operational improvements at Mount Milligan are expected to be made during scheduled maintenance shutdowns later this year, which will impact mill availability. We are confident that we will continue to experience improving performance at the operation through the remainder of the year.”

During the three and six months ended June 30, 2015, the Company completed three and seven shipments, respectively, of copper and gold concentrate, and recognized four and seven sales, respectively.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development project is the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; statements as to the projected ramp-up of Mount Milligan and other projects, including expected achievement of design capacities and timing of maintenance shutdowns; and future operating plans and goals.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Francois Perron Renmark Financial Communications Inc. Tel: (416) 644-2020 fperron@renmarkfinancial.com